Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

among

INTERPOINT PARTNERS, LLC

(“Seller”),

the Members of Seller,

IPP ACQUISITION, LLC

(“Purchaser”),

and

STREAMLINE HEALTH SOLUTIONS, INC.

(“Parent”)

Dated as of December 7, 2011

i

Index of Appendices and Exhibits

Appendix A Definitions
Appendix B Members of Seller
Exhibit A Form of Convertible Note
Exhibit B Form of Registration Rights Agreement
Exhibit C Form of Assignment and Assumption Agreement
Exhibit D Form of Bill of Sale
Exhibit E Form of Restrictive Covenant Agreement

Index of Schedules

Schedule 2.1(a) Tangible Personal Property

Schedule 2.1(c) Equipment and Other Personal Property Leases

Schedule 2.1(d) Intellectual Property

Schedule 2.1(e) Permits

Schedule 2.3(a)(ii) Assumed Accrued Expenses

Schedule 2.3(a)(iii) Assumed Contracts

Schedule 2.3(b)(i) Excluded Accrued Expenses

Schedule 3.1(d) Specified Seller Liabilities

Schedule 3.2(b)(i) Seller Earnout Clients

Schedule 3.2(b)(ii) Purchaser Earnout Clients

Schedule 3.2(c) Prospective Licensees

Schedule 3.6 Allocation of Purchase Price

Schedule 5.2 Authority; Consents

Schedule 5.4 Real Property

Schedule 5.6 Title to and Conditions of Purchased Assets

Schedule 5.7 Taxes

Schedule 5.8 Litigation

Schedule 5.10(a) Accounts Payable

Schedule 5.10(b) Indebtedness

Schedule 5.14 Customers

Schedule 5.15 Material Contracts

Schedule 5.17 Receivables

Schedule 5.19 Employees

Schedule 5.20 Employee Benefit Plans and Other Plans

Schedule 5.22 Governmental Reports

Schedule 5.24 Intellectual Property

Schedule 5.25 Powers of Attorney

Schedule 5.26 Insurance

Schedule 5.27 Brokerage & Finder’s Fees

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 7, 2011, among INTERPOINT PARTNERS, LLC, a Georgia limited liability company (“Seller”), the members of Seller as set forth on Appendix B attached hereto (each a “Member” and collectively, the “Members”), IPP ACQUISITION, LLC, a Georgia limited liability company (“Purchaser”), and STREAMLINE HEALTH SOLUTIONS, INC., a Delaware corporation (“Parent”).

A. Seller is engaged in the business of providing healthcare services, including, but not limited to, healthcare performance management and business intelligence solutions for hospitals, physicians, accountable care and customer service management (the “Business”);

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, on the terms and subject to the conditions contained herein, substantially all of the operations and assets of the Business; and

C. Members directly own all of the membership interests of Seller. Each Member has named and appointed Matthew S. Seefeld as his, her or its agent and attorney in fact on their behalf with respect to negotiations, execution and delivery of this Agreement pursuant to written powers of attorney (the “Member Powers of Attorney”).

NOW, THEREFORE, in consideration of the mutual promises, warranties, and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all the parties hereto, Seller, Members, Purchaser and Parent agree as follows:

ARTICLE 1 DEFINITIONS

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in Appendix A attached hereto.

ARTICLE 2 PURCHASE AND SALE OF ASSETS

Section 2.1 Purchase and Sale of Assets . Upon the terms and conditions herein set forth, at the Closing, Seller shall sell, convey, transfer, assign, grant, and deliver to Purchaser all of Seller’s right, title, and interest in and to all of the Purchased Assets (as defined below) free and clear of all Encumbrances. Upon the terms and conditions herein set forth, at the Closing, Purchaser hereby agrees to, and Parent hereby agrees to cause Purchaser to, purchase, acquire, and accept from Seller all of Seller’s right, title, and interest in and to all of the Purchased Assets free and clear of all Encumbrances. For purposes of this Agreement and the Ancillary Agreements, “Purchased Assets” means all of the business, assets, and goodwill owned by Seller on the Closing Date of every kind and description, wherever located, known or unknown, tangible or intangible, whether reflected on Seller’s books and records or not, which are not Excluded Assets, including, without limitation, the following:

(a) Tangible Personal Property. All equipment, furniture, computer hardware and software, fixtures, motor vehicles, leasehold improvements, supplies, and other tangible personal property owned or employed in the operation of the Business, including, without limitation, the personal property described in Schedule 2.1(a) and all rights to the warranties received from the manufacturers and distributors of all such personal property and fixtures and any related claims, credits, rights of recovery and setoffs with respect to such personal property and fixtures;

(b) Accounts Receivable. All accounts receivable, both trade and non-trade, of the Business;

(c) Leases. The leases and rental agreements in respect of Real Property, equipment or other tangible personal property employed in the Business, including, without limitation, those leases and agreements described in Schedule 2.1(c);

(d) Intellectual Property and Third Party Software. All Intellectual Property and Third Party Software and other software used to operate the Business, including, without limitation, all rights to the name “Interpoint Partners”, or any derivation thereof, and all rights to the items set forth on Schedule 2.1(d);

(e) Permits and Governmental Authorizations. All permits and Governmental Authorizations relating to the Business as of the close of business on the Closing Date, including, without limitation, the items set forth on Schedule 2.1(e), to the extent actually assignable or transferable;

(f) Contract Rights and Other Intangible Assets. All rights arising under or in connection with all Assumed Contracts, claims against third parties, rights to indemnification, purchase orders, sales orders, sale and distribution agreements, supply and processing agreements and other instruments and agreements relating to the Business, and all goodwill and going concern value associated with the Business;

(g) Deposits and Expenses. All deposits and prepaid expenses of the Business to the extent they relate to any Purchased Assets or Assumed Liabilities;

(h) Books and Records. All books and records (including all discs, tapes, and other media-storage data and information) relating to the Business;

(i) Other Records, Manuals, and Documents. Seller’s right, title, and interest in and to all of the following to the extent that they relate to the Business: mailing lists, customer lists, supplier lists, vendor data, marketing information, and procedures, sales and customer files, advertising and promotional materials, current product material, equipment maintenance records, warranty information, records of plant operations and the source and disposition of materials used and produced in such plants, standard forms of documents, manuals of operations or business procedures and other similar procedures, and all other information of Seller relating to the Business; and

(j) Insurance Claims. The amount of any proceeds received by Seller under any policy of insurance covering the Purchased Assets or the Business as a result of any claim made against such policies of insurance due to damage to the Purchased Assets or the Business prior to the Closing Date that is paid after the date of this Agreement.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1, the following assets and rights are not Purchased Assets and will be retained by Seller (collectively, the “Excluded Assets”):

(a) Consideration. The consideration delivered by Purchaser to Seller pursuant to this Agreement;

(b) Entity Franchise. Seller’s organizational documents, minute books, if any, and other records having exclusively to do with such Seller’s organization and capitalization; provided, however, that Purchaser shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof;

(c) Insurance Policies. All property, casualty, and individual life insurance policies owned or obtained by Seller on behalf of the Business;

(d) Tax Records and Refunds. All Tax Returns and Tax records of Seller and all Tax deposits, Tax refunds or prepaid Taxes of Seller; provided, however, that Seller shall provide copies of such Tax Returns and Tax records to Purchaser prior to the Closing (or, in the case of any Tax Return filed after the Closing, as soon as practical after the filing of such Tax Return);

(e) Equity Interests. Any and all equity interests issued by Seller;

(f) Cash and Cash Equivalents. All cash and cash equivalents of Seller as of the Closing Date, the accounts of Seller with any bank, savings and loan or other financial institution; and

(g) Real Property. All real property owned directly or indirectly in fee by Seller, if any, and the leasehold and the lease for Matthew S. Seefeld’s condominium.

Section 2.3 Assumption of Liabilities.

(a) At the closing, Purchaser shall assume and become responsible for, and shall thereafter pay, perform, and discharge as and when due, only the following liabilities (collectively, the “Assumed Liabilities”):

(i) Seller’s trade payables related to the Business and reflected on either the Estimated Working Capital Statement or the Closing Date Working Capital Statement, but only to the extent incurred by Seller within 45 days prior to Closing;

(ii) those certain accrued expenses (other than expenses that are Retained Liabilities) of Seller related directly to the operation of the Business set forth in the accounts listed on Schedule 2.3(a)(ii), but only to the extent incurred by Seller within 45 days prior to Closing; and

(iii) all liabilities and obligations of Seller arising on or after the Closing Date under the Contracts listed on Schedule 2.3(a)(iii) (the “Assumed Contracts”), other than Retained Liabilities.

(b) Notwithstanding anything to the contrary contained in Section 2.3(a), Purchaser shall not assume, and shall have no liability under or by reason of this Agreement for any obligations, duties, or liabilities relating to Seller’s operation of the Business other than the Assumed Liabilities, including, without limitation, any of the following (collectively, the “Retained Liabilities”):

(i) all accrued expenses of Seller not included in Section 2.3(a)(ii), including the accounts set forth on Schedule 2.3(b)(i);

(ii) any liability related to Benefit Plans of Seller;

(iii) any product liability or warranty claims (express or implied) of third parties (including any Affiliate of Seller) arising out of or relating to products provided, or sold by Seller prior to the Closing Date;

(iv) any liability under any Assumed Contract that arises out of or relates to any breach or violation that occurred prior to the Closing Date;

(v) any liability that arises out of or relates to obligations for the repayment of Debt by Seller or any Affiliate;

(vi) any liability under any Contract that is not an Assumed Contract;

(vii) any liability of any Person, except for the Assumed Liabilities of Seller;

(viii) any liability for COBRA continuation for any employee of Seller with a qualifying event prior to the Closing Date;

(ix) any liability for workers’ compensation claims incurred prior to the Closing Date;

(x) any liability not directly related to the ownership of the Purchased Assets and/or not incurred in the Ordinary Course of Business;

(xi) any liability of Seller or any Member arising out of or relating to the execution, delivery, or performance of this Agreement or any Ancillary Agreement;

(xii) any liability of any Member or Seller arising from or relating to any action taken by Seller, or any failure on the part of Seller to take any action, at any time after the Closing Date;

(xiii) any liability of Seller arising from or relating to any claim or proceeding against Seller pending on or incurred prior to the Closing Date, including, without limitation, those proceedings set forth on Schedule 5.8 ;

(xiv) any liability of Seller or any Member for the payment of any Tax, including, without limitation, for the Taxes (A) of any other Person, whether as transferee, successor, by contract or otherwise, including Interpoint Partners, Inc., a California corporation, and Interpoint Partners, LLC, a California limited liability company, and (B) resulting from, or arising in connection with, the transactions contemplated by this Agreement, and (C) Taxes with respect to the Purchased Assets arising on or prior to the Closing Date or with respect to any Tax periods (or portions thereof) ending on or prior to the Closing Date;

(xv) any liability or obligation of any Person relating to a Hazardous Substance in connection with the Business or the Leased Real Property that arises out of or relates to any action that occurred prior to the Closing Date;

(xvi) any liability of Seller to any Affiliate of Seller or any Affiliate of any Member, including but not limited to any liability arising out of or related to any loans, management fees, and any accrued interest related thereto, from or owed to any Affiliate of Seller or any Affiliate of any Member;

(xvii) any liability under any Assumed Contract, if either (A) Seller shall not have obtained or (B) Purchaser shall not have waived in writing Seller’s obligation hereunder to obtain, on or prior to the Closing Date, any consent required to be obtained by the terms of such Assumed Contract from any Person with respect to the assignment or delegation to Purchaser of any rights or obligations under such Assumed Contract;

(xviii) any liability that is inconsistent with or constitutes an inaccuracy in, or that arises or exists by virtue of any breach of, (A) any representation or warranty made by Seller or any Member in this Agreement or any Ancillary Agreement, or (B) any covenant or obligation of Seller or any Member contained in this Agreement or any Ancillary Agreement; or

(xix) any liability of Seller arising from the termination of the employment of Shawn Kirby or David Rodriguez.

Section 2.4 Further Assurances . Seller, at any time after the Closing Date, upon request of Purchaser, will do, execute and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances not inconsistent with the terms hereof as may be reasonably required for the conveying, transferring, assigning, and delivery to Purchaser, or its successors and assigns, and for aiding and assisting in collecting and reducing to possession, all of the Purchased Assets.

ARTICLE 3 PURCHASE PRICE AND PRORATIONS OF CERTAIN LIABILITIES

Section 3.1 Initial Purchase Price.

(a) Seller acknowledges that Purchaser prior to this date made a deposit of $250,000 toward the Initial Purchase Price (the “Deposit”), which amount has been received in full by Seller.

(b) In full consideration for the Purchased Assets, assumption of Assumed Liabilities as of the Closing Date, and for the other promises and covenants contained herein and in the other agreements to be delivered by Seller hereunder, subject to adjustment as provided in Sections 3.2 and 3.4, at the Closing, Purchaser shall pay to Seller an aggregate principal purchase amount of $5,000,000 (the “Initial Purchase Price”), of which $2,000,000 shall be paid in cash (the “Cash Consideration”) and the remaining $3,000,000 of which shall be paid pursuant to the initial principal amount of the Convertible Note. The amount of cash to be paid to Seller at closing (the “Closing Date Payment”) will equal the Cash Consideration minus (i) the Specified Seller Liabilities; minus (ii) the aggregate amount of the Creditor Payments; minus (iii) the Deposit; and plus or minus, as the case may be, (iv) the Initial Working Capital Adjustment.

(c) Not less than five (5) days prior to the Closing Date, Seller shall obtain from each obligee to the Debt of Seller, including any secured party set forth on Schedule 5.10(b), and any creditor of Seller to receive funds at Closing from Seller, a payoff letter and/or lien release letter (the “Payoff Letters”). To the extent applicable, such letter shall include (A) the total obligation owing by Seller to such creditor as of the Closing Date, (B) the total amount of Debt (including all principal, interest, premium, prepayment penalties, and other fees owing on such amounts) owed by Seller to such obligee as of the date of the letter and a per diem amount through the Closing Date, (C) payment instructions for wire transfer of such amount on the Closing Date, and (D) if applicable, confirmation that the obligee shall terminate any lien filings relating to such Debt of Seller upon payment of the amount specified in such letter.

(d) On the Closing Date, Purchaser will:

(i) remit, on behalf of Seller, by wire transfer of immediately available funds, to an account or accounts designated by the obligee in its letter, the aggregate amounts specified in the Payoff Letters directly to each obligee thereof in accordance with the terms of each such letter (such amounts, in the aggregate, the “Creditor Payments”);

(ii) remit, on behalf of Seller, by wire transfer of immediately available funds, to an account or accounts designated by Seller on such schedule, the amount of the liabilities set forth on Schedule 3.1(d) directly to the parties set forth on such schedule (the “Specified Seller Liabilities”);

(iii) remit to Seller the Closing Date Payment by wire transfer of immediately available funds, to an account or accounts designated by Seller not less than five (5) days prior to the Closing Date; and

(iv) issue the Convertible Note to Seller.

Section 3.2 Earnout Consideration.

(a) In addition to the Initial Purchase Price, Seller shall be entitled to receive additional consideration for the Purchased Assets (the “Earnout Consideration”) in an amount to be determined in accordance with the terms of Section 3.2(b) and contingent upon the financial performance of the Business represented by the Purchased Assets (the “Interpoint Division”), as calculated and described in Section 3.2(b), during the one year period commencing six (6) months from the last day of the month of the Closing Date and ending twelve (12) months thereafter (the “Earnout Period”). The Earnout Consideration, if any, will be paid through the issuance of a note with terms identical to the terms of the Convertible Note, except with respect to issue date, conversion date and prepayment date (the “Earnout Note”). The Earnout Note shall restrict conversion or prepayment any time prior to the one year anniversary of the issue date.

(b) The Earnout Consideration shall equal the product of (x) twice the Interpoint Recurring Revenue recorded by the Interpoint Division for the Earnout Period plus (y) the Streamline Health Recurring Revenue recorded by the Interpoint Division for the Earnout Period less (z) $3,500,000. The Earnout Consideration, if any, will be paid to Seller no later than July 31, 2013. For the purposes of this section, “Interpoint Recurring Revenue” shall mean gross revenues, excluding Streamline Health Recurring Revenue, derived from the Contracts set forth on Schedule 3.2(b)(i), plus revenue derived from any Contracts executed after the execution date of this Agreement and before the end of the Earnout Period, so long as such Contracts have a minimum remaining term of at least twelve (12) months after April 30, 2013. “Streamline Health Recurring Revenue” shall mean gross revenues derived from the Contracts set forth on Schedule 3.2(b)(ii), and those Contracts signed with existing customers of Parent executed after the Closing Date and before the end of the Earnout Period. Purchaser and Seller acknowledge that Purchaser will control the Interpoint Division after the Closing, including the right to determine subscription pricing, the length and term of software licenses and the level of sales resources allocated to the Interpoint Division. Purchaser and Seller will seek to work in good faith to provide the Interpoint Division with adequate resources to pursue growth opportunities consistent with the financial plan previously provided by Seller to Purchaser and to maintain the pricing and length of term in a manner that does not materially and adversely impact Seller’s opportunity to maximize the Earnout Consideration.

(c) In the event that, during the period commencing on the Closing Date and terminating on December 31, 2012, Purchaser sells one or more licenses to source code acquired from Seller as part of the Acquired Assets to any of those prospective licensees identified on Schedule 3.2(c), Seller will be entitled to additional payment equal to fifty percent (50%) of the amount of cash received by Purchaser in consideration for the sale of such license(s), provided that a contract is entered into before December 31, 2012 (the “License Payment”). The License Payment, if any, will be paid to Seller in cash within thirty (30) days of receipt of the cash by Purchaser.

(d) Payment of the Earnout Consideration and the License Payment shall be subject to offset to satisfy any outstanding indemnification obligations of Seller in accordance with Section 11.4.

Section 3.3 Convertible Note.

(a) On the Closing Date, Purchaser and Parent will (x) issue to Seller a convertible subordinated unsecured promissory note in the original principal amount of $3,000,000 in the form attached hereto as Exhibit A (the “Convertible Note”) that is convertible into shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) on the terms set forth in the Convertible Note, and (y) reserve for issuance under the Convertible Note the necessary number of shares of Parent Common Stock.

(b) Seller shall have registration rights with respect to any Parent Common Stock issued upon conversion of the Convertible Note at Parent’s expense and on the terms set forth in the form of the registration rights agreement attached hereto as Exhibit B (the “Registration Rights Agreement”).

Section 3.4 Working Capital Adjustment.

(a) Estimated Net Working Capital Calculation. On the Closing Date, Seller shall prepare and deliver to Purchaser an estimated balance sheet as of the Closing Date (the “Estimated Working Capital Statement”) setting forth Seller’s good faith estimation of the Net Working Capital of Seller as of the Closing Date (the “Estimated Closing Working Capital”). The Estimated Working Capital Statement will be based on the general ledger of Seller and prepared in accordance with GAAP. Seller and Purchaser will work together in good faith to resolve any disagreements regarding the Estimated Working Capital Statement or the Estimated Closing Working Capital reflected thereon. In the event the Estimated Closing Working Capital is less than $75,000 (the “Target Working Capital”), the Cash Consideration portion of the Purchase Price will be decreased, on a dollar for dollar basis, by the amount of such shortfall. In the event the Estimated Closing Working Capital exceeds the Target Working Capital, the Cash Consideration portion of the Purchase Price will be increased, on a dollar for dollar basis, by the amount of such excess. The resulting shortfall or excess is referred to as the “Initial Working Capital Adjustment”.

(b) Closing Date Working Capital Schedule. On or before sixty (60) days following the Closing Date, Purchaser will prepare and deliver to Seller a statement (the “Closing Date Working Capital Statement”) setting forth Purchaser’s computation of the Net Working Capital of Seller as of the Closing Date (the “Closing Date Working Capital”). During such period, Seller will provide Purchaser and its representatives with access to all records necessary to prepare the Closing Date Working Capital Statement and the computations therein retained by Seller, if any.

(c) Review of Closing Date Working Capital Statement; Disputes.

(i) Upon receipt of the Closing Date Working Capital Statement, Seller (together with Seller’s professional advisors) will have the right during the succeeding fifteen (15) day period (the “Review Period”) to examine all information contained in the books and records used to prepare the Closing Date Working Capital Statement. Purchaser will provide to Seller and its professional advisors reasonable access to the work papers used to prepare the Closing Date Working Capital Statement during normal business hours; provided, however that any access granted to Seller and its professional advisors shall not disrupt the day-to-day operations of Purchaser.

(ii) If Seller disagrees with the calculation of the Closing Date Working Capital set forth in the Closing Date Working Capital Statement, it must notify Purchaser in writing on or before the last day of the Review Period, setting forth a specific description of Seller’s objection(s), the amount of the adjustment which Seller believes should be made to each item to which it objects, and a detailed description of the basis for Seller’s disagreement therewith (such notice, a “Notice of Disagreement”). In the event that Seller does not provide a Notice of Disagreement in accordance with the terms above on or before the last day of the Review Period or Seller affirmatively notifies Purchaser in writing that Seller agrees with the calculation of the Closing Date Working Capital set forth on the Closing Date Working Capital Statement, Seller will be deemed to have accepted the Closing Date Working Capital Statement delivered by Purchaser and the calculation of the Closing Date Working Capital set forth therein will be final, binding, and conclusive for all purposes hereunder.

(d) Determination of Final Net Working Capital.

(i) If Seller does provide a Notice of Disagreement in accordance with the terms above on a timely basis, Purchaser and Seller will use their respective best efforts for a period of fifteen (15) days (or such longer period as they may mutually agree in writing, the “Private Resolution Period”) to resolve any disagreements with respect to the calculation of Closing Date Working Capital. The objections set forth in the Notice of Disagreement that are resolved by Seller and Purchaser in accordance with this Section 3.4(d)(i) will collectively be referred to herein as the “Resolved Objections” and the Closing Date Working Capital Statement will be adjusted to reflect any Resolved Objections.

(ii) If, at the end of the Private Resolution Period, Seller and Purchaser are unable to resolve all of the objections set forth in the Notice of Disagreement, Seller and Purchaser will jointly engage Habiff, Arogetti & Wynne, LLP or another local accounting firm mutually acceptable to Purchaser and Seller (the “Independent Auditors”) within five (5) days of the end of the Private Resolution

Period to resolve any remaining disagreements. Seller and Purchaser must jointly submit a listing of the objections set forth in the Notice of Disagreement that remain outstanding (collectively, the “Differences”), together with a statement of the facts submitted by Seller and Purchaser, respectively, and such arguments as either of them chooses to make in connection therewith (each such a “Statement of Claims”), in writing to the Independent Auditors within ten (10) days after the Independent Auditors’ engagement.

(iii) The Independent Auditors, acting as experts and not as arbitrators, will review the Differences and the Statement of Claims). The Independent Auditors will determine, within fifteen (15) days of the date on which such dispute is referred, based on the requirements set forth in this Article 3 and only with respect to the Differences and Statement of Claims timely submitted to the Independent Auditors, what adjustments (if any) to the Closing Date Working Capital Statement are required in order for it to accurately set forth the Net Working Capital of Seller as of the Closing Date. For purposes of this Section 3.4(d), the parties will share ratably the fees and expenses of the Independent Auditors as follows: (A) if the Independent Auditors resolve all of the remaining Differences in favor of Seller, Purchaser will be responsible for all of the fees and expenses of the Independent Auditors, (B) if the Independent Auditors resolve all of the remaining Differences in favor of Purchaser, Seller will be responsible for all of the fees and expenses of the Independent Auditors, or (C) if the Independent Auditors resolve some of the Differences in favor of Seller and the rest of the Differences in favor of Purchaser, each of Purchaser and Seller will share the fees and expenses of the Independent Auditors equally. The determination of the Independent Auditors will be final, conclusive, and binding on the parties. The accepted or finally determined Closing Date Working Capital Schedule (whether determined pursuant to Section 3.4(c)(ii) or this Section 3.4(d)) is referred to as the “Final Working Capital Schedule.” The date on which the Closing Date Working Capital of Seller is finally determined in accordance with this Section 3.4 is hereinafter referred to as the “Settlement Date.”

(e) If the Final Working Capital Statement shows the Closing Date Working Capital is less than the Estimated Closing Working Capital, the Initial Purchase Price will be decreased, on a dollar for dollar basis, by the amount of such shortfall. If the Final Working Capital Statement shows the Closing Date Working Capital exceeds the Estimated Closing Working Capital, the Initial Purchase Price will be increased, on a dollar for dollar basis, by the amount of such excess. All such payments required to be made pursuant to this Section 3.4(e) (i) by Seller, shall be paid to Purchaser in cash by wire transfer of immediately available funds, or (ii) by Purchaser, shall be made to Seller in cash by wire transfer of immediately available funds. Any such payment by Seller or Purchaser, as the case may be, shall be made no later than two (2) Business Days following the Settlement Date. The Initial Purchase Price after final adjustment for the changes, if any, provided for in Section 3.4(a) and this Section 3.4(e) shall be referred to as the “Final Purchase Price.”

Section 3.5 Prorations.   The following prorations relating to the Purchased Assets will be made as of the Closing Date, subject to the obligations with regard to trade payables as set forth in Sections 2.3(a)(i) or (a)(ii) relating to any of the items referenced below, with Seller liable to the extent such items relate to any time period up to and including the Closing Date and Purchaser liable to the extent such items relate to periods subsequent to the Closing Date.

(a) Property taxes and assessments, if any, on or with respect to any personal property included in the Purchased Assets.

(b) The amount of taxes and charges for sewer, water, fuel, telephone, electricity, natural gas, and other utilities for the Leased Real Property; provided that if practicable, meter readings will be taken at the Closing Date and the respective obligations of the parties determined in accordance with such readings.

(c) If any item described in this Section 3.5 cannot be prorated, adjusted or determined as of the Closing Date, then it shall be separately prorated, adjusted, determined, and paid by the responsible party as soon as practicable following the Closing Date.

(d) If any of the foregoing proration amounts cannot be determined as of the Closing Date due to final bills therefore not being issued as of the Closing Date, the parties will prorate such items as and when the actual bills therefore are issued to the appropriate party. The party owing amounts to the other by means of such prorations shall pay the same within thirty (30) days following such proration.

Section 3.6 Allocation of Purchase Price. The parties agree that the aggregate Final Purchase Price (including the assumption by Purchaser of the Assumed Liabilities and all other capitalized costs) will be allocated among the Purchased Assets for Tax purposes in accordance with Schedule 3.6 attached hereto. Purchaser and Seller will follow and use such allocation in all Tax Returns, filings, or other related reports made by any of them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the IRS under the provisions of Section 1060 of the Code, or any regulations thereunder, Purchaser and Seller will disclose such reports to the other party prior to filing them with the IRS.

Section 3.7 Sales and Transfer Taxes. Seller and Purchaser agree that the cost of any sales, use, stamp, registration, transfer or other Tax or recording fees and charges imposed on Seller or Purchaser by any Governmental Authority as a result of the sale of the Purchased Assets or the consummation of the transactions contemplated by this Agreement shall be paid by Seller.

ARTICLE 4 CLOSING

Section 4.1 Closing. The consummation of the transactions provided for in this Agreement (the “Closing”) shall take place through the exchange of electronic or facsimile signatures, upon the satisfaction or waiver of all the conditions to Closing set forth in Article 7 and Article 8 hereof, or at such other time and place as the parties may agree (the “Closing Date”).

ARTICLE 5 REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF SELLER

Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 5.1 Organization and Standing. Seller is a limited liability company duly incorporated, validly existing, and in good standing under the laws of the State of Georgia, with full power and authority to conduct its Business as and where now conducted, to own or use its properties at and where now owned or used by it, and to perform all its obligations under the Contracts to which Seller is a party. Seller is not qualified to do business as a foreign entity in any jurisdiction other than the State of Georgia, which is the only jurisdiction in which the property owned or used by it, or the nature of the Business conducted by it, requires such qualification. The Members are the only Members of Seller.

Section 5.2 Authority; Consents.

(a) The execution, delivery, and consummation of this Agreement by Seller has been duly authorized by its Members in accordance with all applicable Legal Requirements and the organizational documents of Seller, and at the Closing Date no further action will be necessary on the part of Seller to make this Agreement valid and binding on Seller and enforceable against Seller in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby may be affected by bankruptcy, reorganization, moratorium, insolvency, public policy, and similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

(b) Except as set forth on Schedule 5.2, the execution, delivery, and consummation of this Agreement by Seller (i) is not contrary to the Articles of Organization, or the operating agreement of Seller, (ii) does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement, or any other restriction to which Seller is a party or to which any of the Purchased Assets is subject or bound, (iii) will not result in the creation of any Encumbrance on any of the Purchased Assets, and (iv) will not result in any acceleration or termination of any loan or security interest agreement to which Seller is a party or to which Seller or any of the Purchased Assets is subject or bound. Except as may be listed on Schedule 5.2, no approval or consent of any Person is or was required to be obtained by Seller or any Member for the authorization of this Agreement or the consummation by Seller or any Member of the transactions contemplated in this Agreement.

Section 5.3 Subsidiaries; Investments in Other Entities. Seller does not have any direct or indirect equity interest, or Debt or other securities convertible into any equity interest, into any equity, ownership, proprietary or voting interest, in any entity, corporation, or otherwise, or any right, warrant, or option to acquire any such interest.

Section 5.4 Real Property.

(a) Seller does not own any Real Property. The leased Real Property set forth on Schedule 5.4 (the “Leased Real Property”) is the only Real Property occupied or used by Seller. Seller has delivered to Purchaser a complete and correct copy of the existing lease for the Leased Real Property (the “Real Property Lease”).

(b) The Real Property Lease is in full force and effect subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of rights and remedies generally, and none have been modified, amended, sublet or assigned.

(c) The rental set forth in the Real Property Lease is the actual rental being paid, and there are no separate agreements or understandings between the lessor and Seller with respect to the same.

(d) Seller has not received any written notice that there is any default by Seller under the Real Property Lease.

(e) On performance by the Seller of the terms of the Real Property Lease (all of which terms have been fully performed by the lessee as of the date of this Agreement), Seller has, subject to the terms and conditions of the Real Property Lease, the right to enjoy the use of the premises demised for the full term of the lease without disturbance by any other party, and Seller has not assigned, pledged or otherwise encumbered the Real Property Lease or any leasehold interest arising by virtue of the Real Property Lease.

(f) All security deposits required to be paid by Seller under the Real Property Lease have been made and have not been refunded or returned, or their forfeiture claimed, in whole or in part, by lessor.

Section 5.5 Environmental Matters.

(a) Seller has not allowed any Hazardous Material to be used, manufactured, stored, placed, processed or released on or off-site of the Leased Real Property, in violation of any Environmental Law. The Leased Real Property and Seller are in compliance with all Environmental Law. To the knowledge of the Seller, the Leased Real Property is not the subject of any investigation, notice, order or agreement, or threatened investigation regarding any remedial action or the Release, threatened Release or presence of a Hazardous Material.

(b) There have not been any reports, audits or assessments initiated by or authorized by Seller or requested or ordered by any Governmental or Regulatory Authority within three years prior to the date of this Agreement pertaining to any Environmental Law, Hazardous Materials, or human health and safety at or involving the Business of Seller or any the Leased Real Property.

Section 5.6 Title to and Condition of Purchased Assets.

(a) Except as set forth on Schedule 5.6, Seller has good title to or, a valid leasehold interest in, the properties and assets used by it, located on its premises or shown on the Financial Statements or acquired after the date thereof in the ordinary course necessary to operate the Business of Seller as presently conducted, free and clear of all Encumbrances. All tangible and intangible assets owned by Seller are in its possession or under its control. The tangible personal property and assets used in the business of Seller are in good operating condition and repair, subject only to routine maintenance and ordinary wear and tear.

Section 5.7 Taxes.

(a) Seller has filed, and will file, on a timely basis, all Tax Returns required to be filed by it accurately reflecting all Taxes owing to the United States or any other government or any government subdivision, state, local, or foreign, or any other Taxing authority. Seller has paid in full all Taxes for which it has or may have liability, regardless of whether shown on a Tax Return. All such Tax Returns are true, correct, and complete in all material respects and all positions taken by Seller therein are supported by a reasonable basis. Seller has no Knowledge of any unassessed Tax deficiency proposed or threatened against Seller as a result of the operation of the Business. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return required to be filed by Seller in respect to the Business or the Purchased Assets.

(b) There are no Encumbrances on any Purchased Assets as a result of any Tax liabilities except for Taxes not yet due and payable. There are, and after the date of this Agreement will be, no Tax deficiencies of any kind assessed against or relating to Seller with respect to any Taxable period ending on or before the Closing Date.

(c) Seller has complied in all respects with all Legal Requirements relating to the payment and withholding of Taxes, and Seller has, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable Legal Requirements.

(d) Seller is not a party to any action, audit or proceeding by any Taxing or other Governmental Authority for the assessment or collection of Taxes and, to the Knowledge of Seller, no such action has been proposed, threatened, or asserted. Seller is not and will not, be liable for the Taxes of any other Person as transferee or successor, by contract or otherwise. Seller is not a “foreign person” pursuant to Section 1445 of the Code.

(e) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of Seller for any Period and Seller has not agreed to an extension of time with respect to a Tax assessment or deficiency. Neither the IRS nor any state, local, or foreign Taxing authority has audited any Tax Return filed by Seller within the past six (6) years.

(f) Seller is not a party to any Tax rulings or closing agreements. Schedule 5.7 sets forth all jurisdictions in which Seller has filed or will file Tax Returns with respect to the Purchased Assets or the Business for each Taxable period, or portion thereof, ending on or before the Closing Date. Seller has provided the Purchaser with true and complete copies of Seller’s Tax Returns for all Taxable periods beginning after since its formation.

(g) There are no Tax sharing arrangements or similar arrangements (whether written or oral) in effect that include Seller, and Seller has no liability to any person with respect to any previously terminated Tax sharing agreement or similar arrangement.

(h) Except as set forth on Schedule 5.7, no claim has ever been received by Seller from any Governmental Authority in any jurisdiction where Seller does not file a Tax Return that Seller is, or may be, subject to Taxation in that jurisdiction with respect to the Purchased Assets or the Business.

(i) The unpaid Taxes of Seller with respect to the Purchased Assets and the Business do not exceed the amount accrued for such Tax liability on the most recent balance sheet contained in the Financial Statements or the New Monthly Financial Statements, as adjusted for Seller’s Ordinary Course of Business through the Closing Date in accordance with the past practice and custom of Seller in filing its Tax Returns.

Section 5.8 Litigation. Except as set forth on Schedule 5.8, there is no action, suit, claim, demand, arbitration, or other proceeding or investigation, at law or in equity, administrative or judicial, pending or, to the Knowledge of Seller, threatened against or affecting Seller or any of the Purchased Assets. Except as set forth on Schedule 5.8, Seller has not received notice that it is the subject of any investigation of any Governmental Authority, and Seller is not subject to, nor is it or has it been in default with respect to, any order, writ, injunction, or decree of any Governmental Authority. Schedule 5.8 indicates which of the matters listed are covered by valid insurance and the extent of such coverage. Schedule 5.8 also sets forth all actions, suits, claims, demands, arbitration, or other proceedings asserted against Seller since its formation (whether or not sill pending) and a description of any settlement, judgment, or other resolution of such matter.

Section 5.9 Financial Statements. The Financial Statements, and, when delivered, any New Monthly Financial Statements delivered to Purchaser prior to the Closing Date, (a) have been (or will be) prepared from the books and records of Seller; (b) are true, accurate, and correct in all material respects; (c) present (or will present) fairly the financial position of Seller, results of its operations and changes in its financial position at and for the periods therein specified in all material respects, (d) have been (or will be) prepared consistent with past practices and in accordance with GAAP applied on a consistent basis, and (e) with respect to all of the unaudited Financial Statements, include (or will include) all adjustments, consisting only of normal recurring adjustments, required for a fair presentation.

Section 5.10 Accounts Payable; Accrued Expenses; Indebtedness.

(a) Schedule 5.10(a) is a true and complete list of all trade accounts payable and accrued expenses of Seller as of the date of the most recent month-end prior to the date of this Agreement, including a description of the terms of payment and whether such indebtedness is secured. Seller will deliver an updated schedule of trade accounts payable as of the Closing Date.

(b) Schedule 5.10(b) is a true and complete list of all outstanding obligations of Seller relating to Debt, including the amounts outstanding thereunder as of the date of this Agreement.

Section 5.11 Transactions with Affiliates. There is no existing Contract or other business relationship between any Affiliate of Seller and Seller. To the Knowledge of Seller, no Seller Related Party owns, directly or indirectly, any interest in any competitor of the Business, or supplier, customer, lessor, lessee, or other third party with whom Seller transacts business other than any interest owned, directly or indirectly, by a Seller Related Party in securities of any Person that are listed on a national securities exchange or are traded in the over-the-counter market if such securities owned comprise less than five percent (5%) of the outstanding securities of such Person. Except as set forth on Schedule 5.10(b), Seller has no Debt payable to any of its Member (or to a member of a Member’s immediate family) in any amount whatsoever other than (i) for salaries payable to employees or (ii) for expenses incurred by employees on behalf of Seller, in either case in the Ordinary Course of Business.

Section 5.12 Capital Expenditure Plans. Seller has no commitments for capital expenditures.

Section 5.13 Absence of Undisclosed Liabilities. Except as set forth in the Financial Statements or on Schedule 5.7 or Schedule 5.8, Seller is not obligated for, nor are the Purchased Assets subject to, any liabilities or adverse claims or obligations, absolute or contingent, except those current trade payables incurred in the Ordinary Course of Business since the most recent Verified Balance Sheet of Seller, and Seller is not in default with respect to any terms or conditions of any liability or obligation. Seller denies that it has any liability for the threatened claims set forth on said schedules and includes the same therein only out of the spirit of full and complete disclosure.

Section 5.14 Customers. Schedule 5.14 sets forth the largest customers by dollar volume of Seller for the ten (10) month period ended October 31, 2011. Except as set forth on Schedule 5.14, to the Knowledge of Seller, none of such customers has substantially reduced or threatened to substantially reduce its relationship with Seller. Except as set forth on Schedule 5.14, to the Knowledge of Seller, since January 1, 2011, no customer has terminated or threatened to terminate any business relationship with Seller or changed or threatened to change to any material extent its product purchase level, and Seller does not have any Knowledge that any of the foregoing is likely to occur.

Section 5.15 Material Contracts. Schedule 5.15 is a true, correct and complete list of all Contracts to which Seller is a party that require a payment of at least $500 per month or $6,000 per annum. With respect to each such Contract: (A) the Contract is in full force and effect and is legal, valid, binding on, and enforceable in all material respects against Seller, and to the Knowledge of Seller, all other parties thereto; and (B) neither Seller, and to the Knowledge of Seller, any other party thereto, is in material breach or default of such Contract, and no event has occurred that with notice or lapse of time would constitute a material breach or default of such Contract, or permit termination, modification, or acceleration under the Contract. Schedule 5.15 includes a description of any consents or approvals required of third parties under the terms of such Contracts for the consummation of the transactions contemplated by this Agreement. A true, correct, and complete copy of each written, and a description of each oral, Contract so listed has been delivered to Purchaser or its counsel.

Section 5.16    No Defaults.    Except for the matters set forth on Schedule 5.8, Seller is not in default (nor is any such default alleged to exist) under the terms of any Contract to which Seller is a party or to which any of the Purchased Assets is subject, nor has any condition or event occurred, nor, to the Knowledge of Seller is any condition or event threatened, which, after notice or the passage of time, or both, would constitute a default under any such Contract. To the Knowledge of Seller, no such default, condition or event exists or is alleged to exist with respect to the performance of any obligation of any other party to any such Contracts.

Section 5.17    Receivables.

(a) Schedule 5.17 contains a detailed aging schedule by customer for Seller as of the date of the most recent month end prior to the date of this Agreement, which is (and will be) a true, correct, and complete list of the accounts receivable of Seller as of that date and Seller will deliver an updated schedule as of the Closing Date. Subject to any reserve for doubtful accounts set forth in the Financial Statements, all of such accounts receivable are in the aggregate fully collectible in accordance with their terms at their recorded amounts, and such accounts receivable represent valid claims that have arisen in the Ordinary Course of Business. Except as set forth on Schedule 5.17, no set-offs exist respecting any such accounts receivable.

(b) Seller does not have any installment contracts receivable as of the date of this Agreement, and to the Knowledge of Seller will not have any installment contracts receivable as of the Closing Date.

Section 5.18    Employment Matters.

(a) Seller is not a party to, participant in, or bound by, any collective bargaining agreement, union contract or employment, bonus, deferred compensation, insurance, profit sharing or similar personnel arrangement, any equity purchase, option or other equity plans or programs or any employee termination or severance arrangement.

(b) The employment by Seller of any Person (whether or not there is a written employment agreement) may be terminated for any reason whatsoever not inconsistent with current Legal Requirements, without penalty or liability of any kind.

Section 5.19    Employees.    Schedule 5.19 is a true and correct list of all employees of Seller, their accrued vacation and sick pay, their title and their annual compensation. A true, correct, and complete copy of each written employment contract and a description of each oral employment agreement with any employee has been delivered or made available to Purchaser or its counsel.

Section 5.20    Employee Benefit Plans and Other Plans.    Except as set forth on Schedule 5.20, neither Seller nor any Controlled Group Member (as defined below), directly or indirectly, maintains, sponsors, or has any obligation or liability with respect to any “employee benefit pension plan” as defined in Section 3(1) of ERISA, any “employee welfare benefit plan” as defined in Section 3(2) of ERISA, or any bonus, incentive, deferred compensation, retiree medical, severance, fringe benefit, or other benefit, plan, program, or arrangement (hereinafter referred collectively to as the “Benefit Plans” and each individually as a “Benefit Plan”). For purposes of this Agreement, “Controlled Group Member” means Seller and any Person which is required to be aggregated with Seller under Sections 414(b), (c), (m) or (o) of the Code. Except as set forth on Schedule 5.20:

(a) Each Benefit Plan has been maintained in accordance with its terms and all applicable Legal Requirements.

(b) Each Benefit Plan and any trust created thereunder: (i) is, and has been, in compliance with all the applicable requirements of ERISA and (ii) has satisfied all of the applicable provisions of the Code.

(c) None of the Benefit Plans: (i) is subject to Title IV of ERISA, (ii) is a “multiemployer plan” as described in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, or (iii) provides retiree medical or retiree life coverage for any employee or any beneficiary of any employee after the employee’s termination or employment with Seller other than continuation coverage required by applicable law, the cost of which is fully paid by the former employee or his dependent.

(d) Full payment has been made of all amounts that Seller, or any Controlled Group Member, is required, under applicable law or under the Benefit Plan, to have paid up through and including the month in which the Closing Date shall occur as a contribution or a benefit for all the Benefit Plans. All contributions required to be made by, and all other liability of, Seller with respect to the Benefit Plan for the periods covered by the Financial Statements shall have been set forth on the appropriate Financial Statement in accordance with GAAP. Benefits under the Benefit Plan are as represented and have not been increased subsequent to the date as of which documents have been provided.

Section 5.21    Licenses and Permits.    Seller possesses all franchises, licenses, easements, permits, and other authorizations from Governmental Authorities and from all other Persons that are necessary to permit it to engage in the Business as presently conducted and to use and occupy the Leased Real Property as such facility is presently being used and occupied. Such franchises, licenses, permits, and other authorizations are listed on Schedule 2.1(e), and a true and correct copy of each such franchise, license, permit, and other authorization has been furnished to Purchaser and its counsel.

Section 5.22    Governmental Reports.    Schedule 5.22 is a true and correct list of all reports, if any, filed since January 1, 2006, by Seller with any Governmental Authority, including, but not limited to, the Department of Labor, Equal Employment Opportunity Commission, Federal Trade Commission, Department of Justice, and Internal Revenue Service. Seller has provided Purchaser with complete copies of each item set forth on Schedule 5.22.

Section 5.23    Compliance with Laws.    Seller is in compliance and has at all times been in compliance in all material respects with all Legal Requirements affecting the Business and Seller’s operations, including, without limitation, the Foreign Corrupt Practices Act.

Section 5.24    Intellectual Property.

(a) Except as set forth on Schedule 5.24, Seller owns all right, title, and interest to (including, without limitation, the exclusive rights to use, license, make, have-made, sell, offer for sale, import, export, copy, display, prepare derivative works from, distribute, perform and exploit in any other manner, the same), or Seller has the rights to make, have-made, use, sell, offer for sale, import, export, copy, display, prepare derivative works, distribute, perform and exploit in any other manner pursuant to a valid and enforceable license, all Intellectual Property used in or reasonably necessary for the operation of the Business, as presently conducted, free and clear of any Encumbrances (and without obligation to pay any royalty or other fees with respect thereto). The Intellectual Property set forth on Schedule 2.1(d) constitutes all of the Intellectual Property reasonably necessary for operation of the Business as presently conducted without liability to third parties or infringement or violation of any intellectual property rights of third parties. Except as set forth on Schedule 5.24, no item constituting part of the Intellectual Property has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office, or any other Governmental Authority, domestic or foreign, or a duly accredited and appropriate domain name registrar. Schedule 5.24 sets forth all license agreements for the Third Party Software and Intellectual Property that is used under license in the Business; and no notice of any default has been received by Seller under any such license of Intellectual Property which remains uncured and the execution, delivery or performance of Seller’s obligations hereunder will not result in such a default. Each such license agreement is (i) a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each of the other parties thereto, enforceable in accordance with the terms thereof and (ii) is assignable to Purchaser at the Closing without the consent or approval of any third party.

(b) Except as set forth on Schedule 5.24, (i) there have been no pending or, to the Knowledge of Seller, threatened proceedings or litigation or other claims made against Seller asserting the invalidity, misuse, or unenforceability of any of such Intellectual Property, and, to the Knowledge of Seller, there are no valid grounds for the same, (ii) Seller has not received any notice, and has no Knowledge of any facts or information which indicate a reasonable likelihood, that the conduct of the Business has infringed, misappropriated, or conflicted with, or infringes, misappropriates, or conflicts with any intellectual property of another Person, (iii) to the Knowledge of Seller, the Intellectual Property and Third Party Software or other software owned by or licensed to Seller has not been infringed, misappropriated, or conflicted by any other Person, and (iv) none of the Intellectual Property, Third Party Software, or other software owned by or licensed to Seller is, to the Knowledge of Seller, subject to any outstanding order, decree, judgment, stipulation, or agreement restricting the scope, disposition or use thereof.

(c) It will not be necessary to utilize any inventions, trade secrets, or proprietary information of Seller’s current or former employees or consultants made prior to or during their employment or engagement by Seller, except for inventions, trade secrets, or proprietary information that have been assigned or licensed to Seller. All intellectual property rights relating to products prepared or developed by consultants for or to Seller, and any predecessor in interest, have been properly assigned in full and in writing or licensed in writing and without restriction to Seller.

(d) Seller has the legal right to use all Third Party Software and other software that is material to the conduct of the Business, and all such Third Party Software and other software is being used by Seller in compliance, in all respects, with any applicable licenses.

Section 5.25    Powers of Attorney.    Except as set forth on Schedule 5.25, Seller has not given to any Person for any purpose any power of attorney (irrevocable or otherwise) that is presently in effect. The Member Powers of Attorney are in full force and effect and have not been amended, rescinded or otherwise modified. Complete and accurate copies of each Member Power of Attorney have been provided to Purchaser and its counsel.

Section 5.26     Insurance.

(a) Schedule 5.26 is a true and correct list of all the policies of insurance covering the Business, Seller’s properties and/or the Purchased Assets that are presently in force. All of such insurance policies are in full force and effect and all premiums, retention amounts, and other related expenses due have been paid, and Seller has not received any notice of cancellation with respect to any of the policies. True and correct copies of such policies have been made available to Purchaser or its counsel, along with any and all schedules, historical exposure information, and loss information (including loss runs) relating to such policies.

(b) Schedule 5.26 is a true and correct list of any material damage that has occurred to the Purchased Assets or the Business since the date of the most recent Verified Balance Sheet of Seller, indicating, in each case, whether such damage is covered by a policy of insurance and the extent of any claim that has been made under such policy of insurance. All proceeds received by Seller from such insurance policies as a result of any claim set forth on Schedule 5.26 have been used solely for the purpose of repairing or replacing such damaged Purchased Assets.

Section 5.27    Brokerage and Finder’s Fees.    Except as set forth on Schedule 5.27, Seller has not incurred, or will not incur upon the closing of the transactions described in this Agreement, any liability to any broker, finder, or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement.

Section 5.28    Governing Documents.    True, accurate, and complete copies of the Articles of Organization and operating agreement of Seller, as well as all similar agreements governing the operation of Seller and/or its relationship with Members, together with all amendments thereto, have been delivered to Purchaser or its counsel. Seller has furnished to Purchaser or its counsel accurate and complete copies of all resolutions adopted and all actions taken, authorized, or ratified by the Members or managers of Seller. Copies of all minutes of meetings held and of all written actions taken after the date of this Agreement will be furnished to Purchaser promptly, and in all events, prior to the Closing Date.

Section 5.29    No Changes.    Since the date of the most recent Verified Balance Sheet of Seller, Seller has conducted the Business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since the date of the most recent Verified Balance Sheet of Seller, there has not been:

(a) except as reflected in the Financial Statements, any material adverse change in the financial condition, assets, liabilities, net worth, or business of Seller, nor, to the Knowledge of Seller, has any such change been threatened;

(b) any damage, destruction, or loss (whether or not covered by insurance) in the operating condition of a material portion of the Purchased Assets;

(c) any sale, assignment, sublease, termination, or modification of any Contract of the type required by Section 5.15 above to be listed on Schedule 5.15;

(d) any mortgage, pledge, or subjection to Encumbrance of any kind of any of the Purchased Assets;

(e) (i) any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or any increase in, or any addition to, other benefits (including without limitation any bonus, profit-sharing, pension or other Benefit Plan) (A) to which any of Seller’s officers or employees who earned in 2010, or are expected to earn in 2011, in excess of $10,000 may be entitled, or (B) to which any other employee may be entitled unless such increase was given in the Ordinary Course of Business, or (ii) any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the Ordinary Course of Business made pursuant to the Benefit Plans described on Schedule 5.20;

(f) any making or authorization of any capital expenditures;

(g) any sale, transfer, license, or other disposition of any assets of Seller tangible or intangible, (in one or more transactions) with a net book value in excess of $10,000 in the aggregate except in the Ordinary Course of Business;

(h) termination, nor, to the Knowledge of Seller, any threatened termination, of any material Contract with any customer or supplier;

(i) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by Seller, other than the payment, discharge or satisfaction, in the Ordinary Course of Business, of liabilities or obligations either (i) shown or reflected on the most recent Verified Balance Sheet of Seller, or (ii) incurred in the Ordinary Course of Business since the date of such Verified Balance Sheet;

(j) any write-offs as uncollectible of any notes or accounts receivable of Seller or write-downs of the value of any assets by Seller other than the write-off of any notes or account receivables or write-down of any assets with a value (before valuation or other reserves) of less than $10,000 in the aggregate for all such write-offs and write-downs;

(k) any change by Seller in any method of accounting or keeping its books of account or accounting practices or policies or method of application thereof, including, but not limited to, changes in estimates or valuation methods;

(l) any payment or distribution of any kind (however described), loan or advance of any amount to or in respect of, or the sale, transfer, or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement, or transaction with, any Seller Related Party except for (i) compensation to the officers and employees of Seller, in each case at rates not exceeding the rates of compensation disclosed on Schedule 5.19; and (ii) reimbursement for reasonable business expenses in the Ordinary Course of Business; or

(m) any election, revocation, or amendment of any Tax election, any settlement or compromise of any claim or assessment with respect to Taxes, any execution of any closing agreement, any execution or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes, or any amendment of any Tax Return.

Section 5.30    Material Misstatements or Omissions.    No representation or warranty made by Seller in this Agreement or in any Ancillary Agreement or in any schedule thereto or hereto, contains or will contain any untrue statement of a material fact, or, to the Knowledge of Seller, omits or will omit to state a material fact necessary to make the statement of fact contained therein not misleading.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Purchaser and Parent, jointly and severally, warrant and represent to Seller as of the date hereof and as of the Closing Date, as follows:

Section 6.1    Organization and Standing.    Purchaser is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Georgia. Purchaser was formed for the purpose of consummating the transactions contemplated by this Agreement and has no business operations. Parent is a corporation incorporated and validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business, to own or use its properties, and to perform all of its obligations under this Agreement.

Section 6.2    Authority; Consents.    The execution, delivery, and consummation of this Agreement by Purchaser and Parent have been duly authorized by the sole member and manager of Purchaser and by the board of directors of Parent in accordance with all applicable Legal Requirements and the organizational documents of Purchaser and Parent, and at the Closing Date no further action will be necessary on the part of Purchaser and Parent to make this Agreement valid and binding on Purchaser and Parent and enforceable against Purchaser and Parent in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby may be affected by bankruptcy, reorganization, moratorium, insolvency, public policy, and similar laws of general application affecting the rights and remedies of creditors and by general equity principles. The execution, delivery, and consummation of this Agreement by Purchaser and Parent is not contrary to the organizational documents of Purchaser or Parent. No approval or consent of any Person is or was required to be obtained by Purchaser or Parent for the authorization of this Agreement or the consummation by Purchaser or Parent of the transactions contemplated in this Agreement.

Section 6.3    Brokerage and Finder’s Fees.    Neither Purchaser nor Parent has incurred, or will incur upon the closing of the transaction described in this Agreement, any liability to any broker, finder, or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement.

Section 6.4    Material Misstatements or Omissions.    No representation or warranty made by Purchaser or Parent in this Agreement or in any Ancillary Agreement or in any schedule thereto or hereto, contains or will contain any untrue statement of a material fact, or, to the knowledge of Purchaser or Parent, omits or will omit to state a material fact necessary to make the statement of fact contained therein not misleading or inconsistent with any representation or statement made in any public filings of Parent since February 1, 2011.

Section 6.5    Litigation.    There is no action, suit, claim, demand, arbitration, or other proceeding or investigation, at law or in equity, administrative or judicial, pending or, to the knowledge of Purchaser and Parent, threatened against or affecting Purchaser or Parent that would materially and adversely affect Purchaser and Parent or would prohibit Purchaser or Parent from entering into this Agreement. Neither Purchaser nor Parent has received notice that either is the subject of any investigation of any Governmental Authority that would materially and adversely affect Purchaser and Parent or would prohibit Purchaser and Parent from entering into this Agreement, and neither are subject to, nor have they been in default with respect to, any order, writ, injunction, or decree of any Governmental Authority.

Section 6.6    Compliance with Laws.    Purchaser and Parent are in compliance in all material respects with all Legal Requirements affecting Parent’s operations that would materially and adversely affect the consummation of this Agreement, including, without limitation, the Foreign Corrupt Practices Act.

ARTICLE 7 PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

Section 7.1    General.     Each of Seller, Members, Purchaser and Parent shall use his or its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, the execution and delivery of any related document, the execution and delivery of which are conditions precedent to the Closing.

Section 7.2    Notices and Consents.     Seller and each Member shall give any notices to third parties, and shall use their reasonable best efforts to obtain any third party consents, referred to on Schedule 5.2, Schedule 5.15, and Schedule 5.24.

Section 7.3    Operation of Business.     Seller shall continue to operate the Business in a prudent manner and in the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will not engage in any practice, take any action, or enter into any transaction that could reasonably result in a Material Adverse Change or that if taken prior to the date of this Agreement would be required to be disclosed under Section 5.29.

Section 7.4    Access.     Seller and each Member will permit Purchaser, its financing sources and its representatives (including legal counsel and accountants) to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, customers, suppliers, books, records, Contracts, and documents of or pertaining to the Purchased Assets and the Assumed Liabilities.

Section 7.5    Notice of Developments; Update of Disclosure Schedules.     Seller will give prompt written notice to Purchaser of any inaccuracies in any of the representations and warranties in Article V above or any breach of any of the covenants in this Agreement to be satisfied by Seller or any Member prior to Closing. Purchaser will give prompt written notice to Seller of any inaccuracies in any of the representations and warranties in Article VI above or any breach of any of the covenants in this Agreement to be satisfied by Seller or any Member prior to Closing. Seller shall promptly supplement in writing the disclosure schedules delivered in connection with this Agreement (such supplement, a “Disclosure Supplement”) during the period beginning on the execution of the Agreement and ending on the Closing Date in order to reflect (i) new matters or events that occur or come to the Knowledge of Sellers during such period or (ii) any matters in the previously provided disclosure schedules that have become incorrect or misleading between the date of this Agreement and the Closing. If Seller delivers a Disclosure Supplement, Purchaser is entitled to terminate this Agreement pursuant to Section 10.1(e) and if Purchaser elects not to terminate this Agreement as a result of such supplement and instead consummates the Closing, then any matters disclosed in the Disclosure Supplement shall be disregarded for purposes of determining whether a representation or warranty has been breached or is inaccurate pursuant to Section 11.1(a)(i) and Purchaser’s rights to indemnification under Section 11.1(a)(i) will be based solely on the disclosures contained in the disclosure schedules delivered on the date of execution of this Agreement.

Section 7.6    Exclusivity.     From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Seller nor any Member will (and they will not permit their respective representatives or Affiliates to) (i) directly or indirectly through any other Person engage in any negotiations with or provide any information to or enter into any transaction involving Seller with any other Person, (ii) directly or indirectly through any other Person solicit any proposal relating to the acquisition of, or other major transaction involving Seller and will notify Purchaser promptly of the receipt of any unsolicited offer thereto or (iii) dispose of any assets that would constitute a part of the Purchased Assets other than in the Ordinary Course of Business. Seller and Members shall notify Purchaser immediately after receipt by Seller or any Member (or any of their respective representatives or Affiliates) of any proposal by a Person regarding any of the items set forth in clauses (i) through (iii) above (an “Acquisition Proposal”) or any request for non-public information concerning Seller or for access to the properties, books, or records of Seller by any Person that informs Seller or any Member that it is considering making, or has made, an Acquisition Proposal. In addition, Seller shall communicate to such Person the existence of and the restrictions contained in this Agreement.

Section 7.7    New Monthly Financials.     Prior to the Closing Date, Seller shall provide to Purchaser interim unaudited balance sheets and related unaudited statements of income for each period through the Closing that are not included in the Financial Statements (“New Monthly Financials”) as soon as practicable after such statements are prepared, but in no event more than five (5) business days after the end of the period to which such statements relate.

Section 7.8    Press Releases.     Prior to the Closing, no party will issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of both parties; provided, however, that nothing herein will prohibit any party or its Affiliates from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required in connection with any governmental filing or otherwise is required by Law or the rules of any stock exchange or other regulatory body or agency applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

ARTICLE 8 CONDITIONS TO PURCHASER’S OBLIGATIONS TO CLOSE

The obligations of Purchaser to effect the purchase of the Purchased Assets and to consummate the transactions contemplated hereby shall be subject to the fulfillment, or waiver in writing by Purchaser, at or prior to the Closing Date, of each of the following conditions:

Section 8.1    Representations and Warranties.     The representations and warranties made by Seller in Article 5 of this Agreement shall be true, correct and complete both on and as of the date of this Agreement and on and as of the Closing Date (with the same force and effect as if such representations and warranties had been made anew on and as of the Closing Date).

Section 8.2    Consents.     All corporate and governmental consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement, including, without limitation, all consents and approvals listed on Schedule 5.2, Schedule 5.15, and Schedule 5.24 shall have been received by Purchaser on or before the Closing Date.

Section 8.3    Legal Proceeding.    No action, suit, or other proceeding shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any Legal Requirement of any Governmental Authority having appropriate jurisdiction.

Section 8.4    Material Adverse Effect.    Since the date of this Agreement, there shall not have been any change, event, occurrence, or development that has had or could reasonably be expected to have a Material Adverse Effect on the Purchased Assets or the Business of Seller.

Section 8.5    Permits.    To the extent any permits set forth on Schedule 2.1(e) are not assignable or transferable from Seller to Purchaser, on or before the Closing Date, Purchaser shall have received from each Governmental Authority requiring Purchaser to do so any permits required or necessary for Purchaser to use the Purchased Assets to engage in the Business in the manner the Business was historically conducted by Seller prior to the Closing Date.

Section 8.6    Employment Agreements.    On or prior to the Closing Date, Purchaser shall have, at its option, entered into executive employment agreements and/or other similar arrangements with Matthew S. Seefeld and James Skrinska in form and substance satisfactory to Purchaser in its sole discretion (the “Employment Agreements”).

Section 8.7    Damage to Purchased Assets.    A material portion of the Purchased Assets are not rendered unusable as a result of damage or destruction on or prior to the Closing Date, provided, however, that if Purchaser, in its sole discretion, elects to proceed with the Closing after receiving written notice from Seller of such damage or destruction, then Purchaser shall be entitled to all insurance proceeds, including without limitation, business interruption and rental loss proceeds collected by Seller or any Seller Related Party prior to the Closing Date, together with an amount from Seller equal to all deductible amounts under the insurance policies of Seller covering such damage or destruction.

Section 8.8     Financing.    Purchaser shall have secured financing in amounts and on terms acceptable to Purchaser, in its sole discretion, for purposes of consummating the transactions contemplated in this Agreement.

Section 8.9     Discussions with Key Customers and Consultants.    Purchaser shall have conducted discussions with certain key customers and consultants of Seller, and Purchaser shall be satisfied with the results of such discussions, in its sole discretion.

Section 8.10    Audit.    Seller shall have completed an audit of the Financial Statements of Seller for the year ended December 31, 2010 and the balance sheet of Seller as of October 31, 2011, and Purchaser shall have been reasonably satisfied with the results thereof.

Section 8.11    Closing Deliveries of Seller.     On or prior to the Closing Date, Seller shall deliver and Purchaser shall have received the following:

(a) a true and correct copy of Seller’s Articles of Organization, certified by the Secretary of State of the State of Georgia of a date not more than ten (10) days prior to the Closing Date;

(b) a certificate as to the good standing of Seller certified by the State of Georgia and a certificate of foreign qualification issued by each jurisdiction in which Seller is qualified to do business.

(c) a certificate of an authorized officer of Seller, dated the Closing Date, (i) certifying that the document delivered pursuant to Section 8.11(a) is in effect and has not been amended or modified, (ii) attaching a true and correct copy of the operating agreement of Seller, and certifying that it is in effect and has not been amended or modified, (iii) attaching copies of resolutions, duly adopted by the directors and Members of Seller authorizing the execution and delivery of this Agreement and each of the Ancillary Agreements and the performance of the transactions contemplated hereby and thereby, and certifying that such resolutions are in effect and have not been amended or modified, and (iv) certifying the incumbency of the officers of Seller;

(d) a certificate of an authorized officer of Seller, dated the Closing Date certifying that, as of the Closing Date, the conditions set forth in Sections 8.1, 8.2, 8.3, 8.4, and 8.7 have been satisfied;

(e) an assignment and assumption agreement relating to the Assumed Liabilities, duly executed by Seller, in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”);

(f) a bill of sale relating to the Purchased Assets, duly executed by Seller, in the form attached hereto as Exhibit D (the “Bill of Sale”);

(g) a restrictive covenant agreement, duly executed by Seller, and each Member in the form attached hereto as Exhibit E (the “Restrictive Covenant Agreement”);

(h) the Employment Agreements, duly executed by each of Matthew S. Seefeld and James Skrinska;

(i) a Payoff Letter from each obligee of the Debt of Seller listed on Schedule 5.10(b);

(j) evidence of receipt of all Financial Statements and Verified Financial Statements;

(k) a certificate of amendment to be filed with the Secretary of State of the State of Georgia changing the name of Seller to a name not containing any derivative of the trade names set forth on Schedule 2.1(d), duly executed by Seller;

(l) a FIRPTA certificate, duly executed by Seller;

(m) the Registration Rights Agreement, duly executed by Seller;

(n) the Convertible Note, duly executed by Seller; and

(o) all such other agreements, documents, instruments, and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or that are otherwise reasonably necessary to transfer to Purchaser all of Seller’s right, title, and interest in, to and under the Purchased Assets and the Assumed Liabilities or to exclude the Retained Liabilities, in accordance with this Agreement.

ARTICLE 9 CONDITIONS TO SELLER’S OBLIGATIONS TO CLOSE

The obligations of Seller to effect the sale of the Purchased Assets and to consummate the transactions contemplated hereby shall be subject to the fulfillment, or waiver in writing by Seller, at or prior to the Closing Date, of each of the following conditions:

Section 9.1    Representations and Warranties.    The representations and warranties made by Purchaser and Parent in Article 6 of this Agreement shall be true and correct both on and as of the date of this Agreement and on and as of the Closing Date (with the same force and effect as if such representations and warranties had been made anew on and as of the Closing Date).

Section 9.2    Legal Proceeding.    No action, suit, or other proceeding shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any Legal Requirement of any Governmental Authority having appropriate jurisdiction.

Section 9.3    Closing Deliveries of Purchaser.    On or prior to the Closing Date, Purchaser and Parent shall deliver and Seller shall have received the following:

(a) a true and correct copy of Purchaser’s Articles of Organization and Parent’s Articles of Incorporation, certified by the Secretary of State of the State of Delaware of a date not more than ten (10) days prior to the Closing Date;

(b) a certificate as to the good standing of Purchaser certified by the States of Delaware and Georgia and a certificate as to the good standing of Parent certified by the State of Delaware;

(c) certificates of authorized officers of Purchaser and Parent, dated the Closing Date, (i) certifying that the document delivered pursuant to Section 9.3(a) is in effect and has not been amended or modified, (ii) attaching a true and correct copy of Purchaser’s operating agreement and certifying that it is in effect and has not been amended or modified, (iii) attaching copies of resolutions, duly adopted by the sole member of Purchaser and by the board of directors of Parent authorizing the execution and delivery of this Agreement and each of the Ancillary Agreements and the performance of the transactions contemplated hereby and thereby, and certifying that such resolutions are in effect and have not been amended or modified, and (iv) certifying the incumbency of the officers of Purchaser and Parent;

(d) a certificate of an authorized officer of Purchaser and Parent, dated the Closing Date, certifying that, as of the Closing Date, the conditions set forth in Sections 9.1 and 9.2 have been satisfied;

(e) evidence of payment of the Closing Date Payment, the Debt Payments as required by Section 3.1(c), and the Specified Seller Liabilities as required by Section 3.1(d);

(f) the Assignment and Assumption Agreement, duly executed by Purchaser;

(g) the Restrictive Covenant Agreement, duly executed by Purchaser;

(h) the Registration Rights Agreement, duly executed by Parent;

(i) the Convertible Note, duly executed by Purchaser and Parent; and

(j) all such other agreements, documents, instruments, and writings as are required to be delivered by Purchaser and Parent at or prior to the Closing Date pursuant to this Agreement or that are otherwise reasonably necessary for Purchaser to assume the Assumed Liabilities, in accordance with this Agreement.

ARTICLE 10 TERMINATION

Section 10.1    Termination.    Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a) By the mutual written consent of Seller, Purchaser and Parent;

(b) By Seller, Purchaser or Parent, upon written notice to the other party, if the Closing has not occurred on or before December 31, 2011 (the “Termination Date”) (provided such failure is not due to the material breach of the terms of this Agreement or any Ancillary Agreement by such party);

(c) By Seller, upon written notice to Purchaser, if (i) there has been a breach by Purchaser of any of the representations, warranties, or covenants of Purchaser set forth in this Agreement, (ii) such breach would cause a Material Adverse Effect, and (iii) Purchaser fails to cure such breach within ten (l0) Business Days after written notice of such breach is given to Purchaser by Seller (except no cure period shall be provided for a breach which by its nature cannot be cured);

(d) By Purchaser or Parent, upon written notice to Purchaser, if (i) there has been a breach by Seller of any of the representations, warranties, or covenants of Seller set forth in this Agreement, (ii) such breach would cause a Material Adverse Effect, and (iii) Seller fails to cure such breach within ten (l0) Business Days after written notice thereof is given to Seller by Purchaser (except no cure period shall be provided for a breach which by its nature cannot be cured);

(e) By Purchaser or Parent, upon written notice to Seller, if Seller delivers a Disclosure Supplement containing new disclosures or material amendments to the disclosures contained in the disclosure schedules delivered on the date of execution of this Agreement; and

(f) By Seller, Purchaser or Parent, upon written notice to the other party, upon the failure of a closing condition set forth in Article 8 or Article 9, which is not capable of being satisfied on or before the Termination Date (provided such failure is not due to the material breach of the terms of this Agreement or any Ancillary Agreement by such party).

Except as provided in the next sentence, in the event of termination of this Agreement under this Section 10.1, each party hereto will pay all of its own fees and expenses. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except that if this Agreement is terminated pursuant to Section 10.1(c) or (d), the non-breaching party will be entitled to pursue from the breaching party all remedies available at law or in equity, including, without limitation, specific performance of this Agreement, and obtaining reimbursement for all out-of-pocket legal, accounting, and due diligence expenses actually incurred in connection with this Agreement, but excluding in all circumstances punitive damages.

ARTICLE 11 REMEDIES

Section 11.1    General Indemnification Obligation.

(a) Seller and each Member, jointly and severally but, subject to the limitations contained in Section 11.3, shall jointly and severally indemnify and hold harmless Purchaser and Parent and their respective officers, managers, members, directors, employees, agents and Affiliates (each a “Purchaser Indemnified Party”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including but not limited to reasonable attorneys’ fees) and disbursements (collectively “Losses”) actually sustained by any of such Persons based upon, arising out of, or otherwise in respect of:

(i) any inaccuracies in or any breach of any representation or warranty of Seller or any Member contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto);

(ii) any breach of any covenant or agreement of Seller or any Member contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto);

(iii) any of the Retained Liabilities; and

(iv) the failure of Purchaser to withhold a portion of the Final Purchase Price until receipt of tax clearance certificates for Seller from any applicable Governmental Authority as may be required by any applicable Legal Requirement.

(b) Purchaser and Parent, jointly and severally, shall indemnify and hold harmless Seller and each Member, and its respective officers, managers, employees, agents and Affiliates (each a “Seller Indemnified Party”) from and against any and all Losses actually sustained by any of such Persons based upon, arising out of or otherwise in respect of:

(i) any inaccuracies in or any breach of any representation or warranty of Purchaser contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto);

(ii) any breach of any warranty, covenant, or agreement of Purchaser contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto);

(iii) any of the Assumed Liabilities; and

(iv) any liability, loss, or obligation resulting from the operation of the Business after the Closing Date, except to the extent arising from a Retained Liability.

Section 11.2 Notice and Opportunity to Defend.

(a) As soon as is reasonably practicable after a Seller Indemnified Party or Purchaser Indemnified Party, as the case may be, becomes aware of any claim that it has under Section 11.1 that may result in a Loss (a “Liability Claim”), such Person (the “Indemnified Party”) shall give notice thereof (a “Claims Notice”) to the party hereto that is obligated to indemnify the Indemnified Party with respect to such claim (the “Indemnifying Party”). A Claims Notice shall describe the Liability Claim in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 11.2(a) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b) To the extent that any Liability Claim relates to a third party proceeding, the Indemnifying Party may elect, by providing written notice to the Indemnified Party within thirty (30) days of receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 11.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 11.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim or (ii) a settlement of, or adverse judgment with respect to the Liability Claim may be expected to have a material adverse effect on, or is likely to establish a precedential custom or practice materially adverse to the continuing business or Tax position of the Indemnified Party (including, without limitation, any increase in the Tax liability of Purchaser or any Affiliate thereof), the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Liability Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim which (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, or (ii) grants any injunctive or equitable relief, or (iii) may reasonably be expected to have a material adverse effect on, or is likely to establish a precedential custom or practice material adverse to, the continuing business or Tax position of the Indemnified Party (including, without limitation, any increase in the Tax liability of Purchaser or any Affiliate thereof). The Indemnified Party shall not settle any Liability Claim, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 11.3 Survivability / Limitations on Indemnification.

(a) The representations and warranties of Seller, Purchaser and Parent contained in this Agreement or in any Ancillary Agreement, and the right of Seller, Purchaser and Parent to seek indemnification as a result of any breach of or inaccuracy in any representation or warranty, shall survive until the later to occur of (x) the first (1st) anniversary of the Closing Date or (y) the expiration of the Earnout Period (the “Expiration Date”); provided, however, that:

(i) the Expiration Date will not apply for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties of Seller contained in Section 5.1 (Organization and Standing), Section 5.2 (Authority), Section 5.6 (Title), or Section 5.27 (Brokerage and Finders Fees);

(ii) the representations and warranties of Seller contained in Section 5.5 (Environmental Matters), Section 5.7 (Taxes), Section 5.8 (Litigation) and Section 5.20 (Employee Benefit Plans and Other Plans) shall survive for the duration of any applicable statute of limitations, the duration of any suspension, waiver or extension thereof, and for ninety (90) days thereafter;

(iii) all of the covenants and agreements of Seller, any Member, Purchaser, and Parent contained in this Agreement shall survive after the date of this Agreement and be enforceable in accordance with their terms without expiration; and

(iv) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 11.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.

The representations and warranties listed in clauses (i) and (ii) of this Section 11.3(a) are referred to as the “Fundamental Representations”.

(b) Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any Member shall have to indemnify any Purchaser Indemnified Party for any Loss under Section 11.1(a)(i) until the aggregate amount of all Losses sustained by one or more Purchaser Indemnified Parties exceeds $100,000 in the aggregate (the “Basket”), in which case each Purchaser Indemnified Party shall be entitled to indemnification hereunder to the full extent of Losses (including the Losses included in the Basket), only up to but not exceeding, in the aggregate, the sum of $3,000,000 (the “Cap”). Notwithstanding anything to the contrary contained in this Agreement, the Basket and Cap shall not apply to Losses sustained by Purchaser as a result of Seller’s breach of a Fundamental Representation or Losses that are determined by a court of competent jurisdiction to sound in fraud in an action brought by Purchaser against either Seller or a Member.

(c) Notwithstanding anything to the contrary contained in this Agreement, Purchaser and Parent shall not have to indemnify any Seller Indemnified Party for any Loss under Section 11.1(b)(i) until the aggregate amount of all Losses sustained by one or more Seller Indemnified Parties exceeds the Basket, in which case each Seller Indemnified Party shall be entitled to indemnification hereunder to the full extent of Losses (including the Losses included in the Basket), up to but not exceeding, in the aggregate, the Cap.

(d) Absent fraud or criminal activity, the indemnification provided for in Section 11.1 of this Agreement shall be the sole and exclusive post-Closing remedy available to any party against the other parties for any Losses arising under or based upon this Agreement or the transactions contemplated hereby.

(e) Absent fraud or criminal activity, no party hereto will be entitled to receive from any other party hereto punitive damages as a result of Losses hereunder.

(f) For the purposes of the indemnification provisions set forth in this Article 11, any Losses shall be determined on a net basis after giving effect to any actual cash payments, setoffs, recoupment, or any other payments in each case received, realized, or retained by the indemnified party (including any amounts recovered or recoverable by the indemnified party from unaffiliated third party insurance providers) as a result of any event giving rise to a claim for such indemnification.

Section 11.4 Manner of Satisfying Losses.

(a) Payments owed by Seller in satisfaction of Seller’s indemnification obligations pursuant to this Article 11 shall be satisfied in the following manner: (i) first, through offset against any Earnout Consideration or License Payment that may become due to Seller, (ii) second, through a reduction in the outstanding balance of the Convertible Note, if the note is still outstanding, and (iii) third, to the extent amounts recovered by Purchaser Indemnified Party are not sufficient to satisfy all Losses in full, then the balance of such Losses shall be paid directly from either Seller or the Members in cash or through the surrender of a portion of the Parent Common Stock having the value of the greater of (x) the market price of Parent Common Stock at the time the amount of the Loss is finally determined by agreement of the parties, or to the extent necessary, by a court of competent jurisdiction or (y) the conversion price at which such Parent Common Stock was received upon conversion of the Convertible Note.

(b) Payments owed by Purchaser or Parent in satisfaction of their indemnification obligations pursuant to this Article 11 shall be paid to Seller in cash.

Section 11.5  Treatment of Indemnification Payments. All indemnification payments made by any party hereto will be treated as adjustments to the Initial Purchase Price.

Section 11.6 Materiality.   Each of the representations and warranties that contain any “Material Adverse Effect”, “in all material respects”, or other materiality (or correlative meaning) qualifications shall be deemed to have been given as though there were no such qualification for purposes of any indemnification under this Article 11.

ARTICLE 12 POST CLOSING COVENANTS

The parties covenant to take the following actions after the Closing Date:

Section 12.1 Further Information.  Following the Closing, upon reasonable advance notice, Seller, Parent, and Purchaser shall both afford to one another, their respective counsel and accountants, during normal business hours, upon prior written notice, reasonable access to the books, records, and other data relating to the Business or the Purchased Assets with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required (a) to facilitate the investigation, litigation, and final disposition of any claims which may have been or may be made against any party or its Affiliates, (b) in connection with any Tax Return, audit, examination, proceeding, or determination, (c) to facilitate the purchase and implementation of any policies of insurance covering the Purchased Assets or the Business, and (d) for any other reasonable business purpose. All investigations by or on behalf of either Seller, Parent, or Purchaser shall be conducted in such manner as to not unreasonably interfere with the business operations of the providing party and will be at the requesting party’s sole expense.

Section 12.2 Record Retention.  Each party agrees that for a period of not less than seven (7) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Business or the Purchased Assets in their possession with respect to periods prior to the Closing. Upon thirty (30) days advance notice to the other party, each party shall have the right to destroy all or part of such books and records after the seventh (7th) anniversary of the Closing Date. If any party so desires, it shall have the right, at its own expense, to take possession of any records that the other party intends to destroy.

Section 12.3 Tax Assistance.  Following the Closing, Seller and Members, on the one hand, and Purchaser, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any Taxing authority, or any judicial or administrative proceedings relating to liability for Taxes.

Section 12.4 No Assignment Causing Breach.  Neither this Agreement nor any document or instrument delivered pursuant hereto shall constitute an assignment of any claim, Contract, lease, commitment or sales or purchase order or an attempted assignment thereof without the consent of any other Person if such assignment would be ineffective, constitute a breach thereof or in any way adversely affect the rights thereunder. Until such consent is obtained, Seller, Members and Purchaser will cooperate with each other to provide for Purchaser the benefits of, and to permit Purchaser to assume all liabilities under, any such claim, Contract, lease, commitment or sales or purchase order, including enforcement at the request and expense of Purchaser for the benefit of Purchaser of any and all rights of Seller against the other party or parties thereto; and any transfer or assignment to Purchaser by Seller of any property or property rights or any Contract or lease which requires the consent or approval of any third party shall be made subject to such consent or approval being obtained.

Section 12.5 Employee Matters and Employee Benefits.

(a) Non-Transferred Employees. Nothing in this Agreement shall be deemed to impose on Purchaser any liabilities or responsibilities for periods prior to the Closing regarding individuals who do not become employees of Purchaser pursuant to offers of employment made under Section 12.5(b), including, without limitation, liabilities or responsibilities for (i) pension, retirement, profit-sharing, savings, pension, medical, dental, disability income, life insurance, or accidental death benefits, whether insured or self-insured, whether funded or unfunded, (ii) workers’ compensation (both long term and short term) benefits, whether insured or self-insured, whether or not accruing or based upon exposure to conditions prior to the date of this Agreement or for claims incurred or for disabilities commencing prior to the Closing Date, or (iii) severance benefits.

(b) Offers of Employment. At Purchaser’s sole discretion, Purchaser will offer as of the Closing Date employment at-will to all employees of Seller; provided, however, that nothing herein shall require the continuation of any employment or any terms of employment after the Closing Date.

(c) WARN. Seller shall be responsible for complying with the notice and coverage requirements of the Workers Adjustment and Retraining Notification Act, if applicable, with respect to any event or condition on or prior to the Closing Date.

(d) Final Seller Payroll. Seller shall be responsible for calculation and funding of a final payroll for all employees of the Business through and including the

Closing Date, which shall include payment for all accrued and unused vacation time and sick leave outstanding as of the Closing Date. The amount of such payroll (including taxes, withholdings and other amounts normally and customarily funded at the time of processing payroll) shall be added to Schedule 3.1(d) as a Specified Seller Liability and funded by Purchaser, on behalf of seller, on the Closing Date to Seller’s payroll account. Seller shall submit the final payroll to ADP for processing and payment no later than three (3) days following the Closing Date. Purchaser shall be reasonably satisfied with such calculations and the amount transferred.

Section 12.6 Further Assurances.  From and after the Closing, Purchaser, Seller, and each Member will, and will cause their respective Affiliates to, execute and deliver such further instruments of sale, conveyance, transfer, assignment, and delivery and such consents, assurances, powers of attorney, and other instruments and take such other action as reasonably may be necessary to in order to vest in Purchaser (and record and perfect) all right, title, and interest in and to the Purchased Assets, to put Purchaser in actual possession and control of the Business and to otherwise fully effectuate and carry out the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 12.7 Mail, Bank Accounts and Other Receipts.

(a) From and after the Closing, Seller agrees to hold in trust and deliver to Purchaser promptly following receipt thereof any mail, checks, electronic cash deposits, or documents that it receives pertaining to the Business or the Purchased Assets. Seller agrees to maintain, for a reasonable period of time (not to exceed three months), the bank account(s) and lockbox(s) that were used, immediately prior to the Closing Date, to receive customer payments relating to the Business. Purchaser agrees to hold in trust and deliver to Seller promptly following receipt thereof any mail, checks, electronic cash deposits, or documents that it receives pertaining to matters other than the Business or the Purchased Assets.

(b) From and after the Closing, Seller agrees to maintain for as long as necessary amounts of cash in the bank accounts used for the operation of the Business prior to Closing sufficient to cover any and all checks, drafts, and other draws that are outstanding against such accounts as of the Closing Date.

(c) From and after the Closing, Seller and Purchaser shall use their reasonable good faith efforts to reconcile, on or about forty five (45) days following the Closing or at such mutually agreeable later date, (i) the amount, if any, of the trade payables and/or accrued expenses being assumed by Purchaser pursuant to this Agreement that are drawn from the bank accounts of Seller after the Closing Date, and (ii) the amount, if any, of the accounts receivable and other customer and/or supplier payments relating to the Purchased Assets that are remitted to and/or deposited by such customers and/or suppliers into the bank accounts of Seller after the Closing Date. Any amounts due from Seller to Purchaser, or from Purchaser to Seller, as a result of such reconciliation shall be promptly paid by the owing party.

ARTICLE 13 MISCELLANEOUS

Section 13.1 Seller Representative.

(a) Appointment. The seller representative shall be W. Ray Cross (the “Seller Representative”). The Seller Representative is hereby constituted and appointed as the agent and attorney in fact for and on behalf of Seller and each Member. Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of Seller and each Member and his or her successors and assigns, to (i) interpret the terms and provisions of this Agreement; (ii) execute and deliver all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement; (iii) receive service of process in connection with any claims under this Agreement; (iv) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the sole judgment of the Seller Representative for the accomplishment of the foregoing, including, without limitation, taking all such actions as may be necessary under Article 11 hereof; (v) give and receive notices and communications; (vi) exercise all rights of Seller or any Member under the Agreement, the Convertible Note, or the Registration Rights Agreement and (vii) take all actions necessary or appropriate in the sole judgment of the Seller Representative on behalf of the Members in connection with this Agreement or any of the Ancillary Agreements.

(b) Successors. The Seller Representative may be changed by those Members that hold a majority of the Seller’s membership interests from time to time upon not less than ten (10) days prior written notice to the Purchaser. The Seller Representative, or any successor hereafter appointed, may resign at any time by written notice to the Purchaser, Parent and the Members. A successor Seller Representative will be named by those Members that hold a majority of the Seller’s membership interests. All power, authority, rights and privileges conferred herein to the Seller Representative will apply to any successor Seller Representative.

(c) Liability. The Seller Representative will not be liable to the Members for any act done or omitted under this Agreement as the Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith and will be entitled to indemnification by Seller and the Members for Losses related thereto.

(d) Reliance. From and after the Closing Date, Purchaser and Parent are entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement and the Ancillary Agreements and agree to deal with the Seller Representative on an exclusive basis. A decision, act, consent or instruction of the Seller Representative constitutes a decision of Seller and the Members. Such decision, act, consent or instruction is final, binding and conclusive upon Seller and each Member. Purchaser and Parent may rely upon any decision, act, consent or instruction of the Seller Representative. Notices or communications to or from the Seller Representative will constitute notice to or from Seller and each of the Members.

Section 13.2 Assignment; Third Parties; Binding Effect. The rights under this Agreement are not assignable nor are the duties delegable by (a) Seller or any Member without the prior written consent of Purchaser and Parent; and (c) Purchaser without the prior written consent of Seller; except that either Purchaser or Parent may, without the consent of any other party, assign this Agreement (x) to a wholly owned subsidiary of Parent, (y) an entity under common control with Purchaser, or (z) Purchaser’s principal creditor. Any attempted assignment or delegation in contravention of the previous sentence shall be null and void; provided, however, that an assignment by Parent shall not change or relieve it of its obligations hereunder. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement unless expressly stated. All covenants, agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of Purchaser, Seller, and each Member, as applicable, and their respective successors and permitted assigns.

Section 13.3 Expenses. Each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement.

Section 13.4 Notices. All notices, requests, demands and other communications to be made under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) Business Days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by any party to the other parties) as follows:

(a) If to Purchaser and Parent, to:

Streamline Health Solutions, Inc. 10200 Alliance Road Cincinnati, Ohio 45242 Attention: Stephen H. Murdock, SVP and CFO Facsimile No.: (513) 672-2112 Email: steve.murdock@streamlinehealth.net

with a copy to:	Benesch, Friedlander, Coplan & Aronoff LLP 200 Public Square Suite 2300 Cleveland, Ohio 44114 Attention : John S. Gambaccini, Esq. Facsimile No.: (216) 363-4588 Email: jgambaccini@beneschlaw.com

(b) If to Seller prior to Closing:

Interpoint Partners, LLC

1230 Peachtree Street NE,

Suite 2330

Atlanta, Georgia 30309

Attention: W. Ray Cross

Facsimile No.: (404) 446-0059

Email: rcross@interpointpartners.com

(c) If to Seller or any Member after Closing, to:

W. Ray Cross

P.O. Box 7083

Tifton, Georgia 31793

Facsimile No.:

Email:

in the case of (b) or (c), with a copy to:

Simpson Law and Mediation Service

1020 East College Avenue

Tifton, Georgia 31794

Attention: Ralph F. Simpson

Facsimile No.: (229) 388-8419

Email: rfs@simpsonmediation.com

Section 13.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document. Any signature to this Agreement or any Ancillary Agreement delivered via facsimile, electronic mail, or in pdf format shall be deemed an original for all purposes.

Section 13.6 Captions and Section Headings. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

Section 13.7 Possession of Purchased Assets. Possession of the Purchased Assets will be given to Purchaser effective as of 11:59 p.m. on the Closing Date. Purchaser will not acquire any title to the Purchased Assets until possession has been given to it in accordance with this Section 13.7. For purposes of this Section 13.7, possession will be deemed to have been given to Purchaser when Seller delivers or causes to be delivered to Purchaser good and sufficient instruments of transfer and conveyance as provided in this Agreement.

Section 13.8 Waivers. Any failure by any of the parties to comply with any of the obligations, agreements, or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

Section 13.9 Entire Agreement. This Agreement, including any certificate, schedule, exhibit, or other document delivered pursuant to its terms, constitutes the entire agreement between the parties. There are no verbal agreements, representations, warranties, undertakings, or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by all the parties to this Agreement.

Section 13.10 Governing Laws. This Agreement is governed by and construed in accordance with the internal laws of the State of Georgia, without regard to conflict of laws principles. For the sole purpose of this Agreement and any controversy arising hereunder, each party hereby submits itself to the exclusive jurisdiction of the state or federal courts sitting in Fulton County, Georgia, and waives any objection (on the grounds of each of jurisdiction or forum non conveniens, or otherwise) to the jurisdiction of any such court. Each of Seller, Purchaser, Parent and each Member irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action, or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

{Signatures begin on next page. Remainder of page intentionally left blank}

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PURCHASER:		SELLER:

IPP ACQUISITION, LLC		INTERPOINT PARTNERS, LLC

By:	/s/ Stephen H. Murdock	By:	/s/ Matt Seefeld
Name:	Stephen H. Murdock	Name:	Matt Seefeld
Title:	SVP and CFO	Title:	CEO

PARENT:		MEMBERS:

STREAMLINE HEALTH SOLUTIONS, INC.		INTERPOINT INVESTMENT GROUP

By:	/s/ Stephen H. Murdock	By:	/s/ Matt Seefeld
Name:	Stephen H. Murdock	Name:	Matthew S. Seefeld
Title:	SVP and CFO	Title:	Agent and Attorney in Fact

/s/ Matt Seefeld KURT SEEFELD, executed by Matthew S. Seefeld as agent and attorney in fact		/s/ Matt Seefeld MATTHEW S. SEEFELD, individually

/s/ Matt Seefeld PHILLIP SEEFELD, executed by Matthew S. Seefeld as agent and attorney in fact		/s/ Matt Seefeld JAMES SKRINSKA, executed by Matthew S. Seefeld as agent and attorney in fact

/s/ Matt Seefeld SUSAN SEEFELD, executed by Matthew S. Seefeld as agent and attorney in fact		/s/ Matt Seefeld CLAY HALE, executed by Matthew S. Seefeld as agent and attorney in fact

/s/ Matt Seefeld PEYTON MERONEY, executed by Matthew S. Seefeld as agent and attorney in fact		/s/ Matt Seefeld JOHN SKRINSKA, executed by Matthew S. Seefeld as agent and attorney in fact

/s/ Matt Seefeld LELAND DICE ROBERTS, executed by Matthew S. Seefeld as agent and attorney in fact		/s/ Matt Seefeld MICHAEL ROBERTS, executed by Matthew S. Seefeld as agent and attorney in fact

/s/ Matt Seefeld E. DICE ROBERTS, executed by Matthew S. Seefeld as agent and attorney in fact

APPENDIX A

DEFINITIONS

For purposes of this Agreement, unless the context otherwise indicates, the following terms, whether capitalized or not, shall have the meaning set forth below:

“Affiliate” means with respect to any Person, (a) any officer, director, manager, or holder of more than ten percent (10%) of the outstanding shares or equity interest of such Person, (b) such Person’s spouse and the parents, grandparents, brothers and sisters, children, and grandchildren of such Person or of such Person’s spouse, or (c) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person, directly or indirectly, possesses the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of voting securities, by contract, or otherwise.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Restrictive Covenant Agreement, the Convertible Note, the Registration Rights Agreement, and each agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by Purchaser, Seller, or any Member in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Business Day” means any day other than a Saturday, Sunday, or day on which commercial banks are authorized or required by law to close in Cincinnati, Ohio.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding and (a) under which Seller has or may acquire any rights, (b) under which Seller has or may become subject to any obligation or liability, or (c) by which Seller or any of the Purchased Assets may become bound.

“Debt” means (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets (excluding normal trade terms for capital assets purchased in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all reimbursement and other obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, currency swap agreement, interest rate swap, cap, collar, or floor agreement or other interest rate management device.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, easement, or restriction or reservation of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Law” means any foreign, federal, state or local law, order, permit or other requirement of law, including any principle of common law, now in effect, relating to the environment, public health or safety, in each case as applicable to Seller or its Leased Real Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” means the following reports of Seller, (a) the Verified Balance Sheets, (b) the unaudited interim balance sheet dated as of November 30, 2011, and (c) the related unaudited statement of income for the period ended November 30, 2011.

“GAAP” means United States generally accepted accounting principals, consistently applied.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Governmental Authority” means any United States, state, local, foreign, or other governmental entity or municipality or any subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal, arbitration panel, or instrumentality.

“Hazardous Material” means any substance or waste containing hazardous substances, pollutants or contaminants as those terms are governed by or defined in Environmental Law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., any other foreign, federal, state or local laws, rules or regulations governing the manufacture, import, use, handling, storage, processing, transportation, release or disposal of substances or wastes deemed hazardous, toxic, dangerous or injurious to public health or to the environment. This term Hazardous Material also includes asbestos-containing material, polychlorinated bi-phenyls and petroleum or petroleum-based products.

“Intellectual Property” means all business names (fictitious or otherwise), trade names, registered and unregistered trademarks and service marks, art work, packaging, plates, emblems, logos, internet domain names, insignia and copyrights, and other proprietary rights to various words, slogans, symbols, logos, designs and trade dress, including all registrations and applications for the same, and all goodwill associated therewith; all domestic and foreign patents and patent applications, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority including any reissue, re-examination, extension, division, continuation or continuation-in-part of any of the foregoing; all copyrights, applications for copyright registration and copyright registrations, in both published works and unpublished works and all moral rights (or droit moral), visual artists rights and author’s rights; all right, title and interest of Seller in, to and under licenses, sublicenses or like agreements providing such Seller any right or concession to use any Third Party Software, or other software or information or intellectual property; all know-how, trade secrets, and confidential and/or proprietary information, including, without limitation, customer lists, technical or business information, including data, process technology, plans (including business

2

and marketing plans), sketches, drawings, schematics, flow charts, blue prints, manufacturing processes, formulae, recipes, designs, systems, forms, specifications, technical manuals, computer and software programs (in source code and object code formats), product information and development, work-in-progress; all other intellectual property rights (in whatever form or medium) owned or licensed by Seller and/or used in connection with the conduct of the Business; and all documentary evidence of any of the foregoing, including, without limitation, those items listed on Schedule 2.1(d).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, (a) with respect to Seller, any Member or W. Ray Cross is actually aware of a particular fact or other matter after due inquiry, (b) with respect to Purchaser or Parent, any of Stephen H. Murdock or Robert Watson is actually aware of a particular fact or other matter after due inquiry.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, rule, code, by-law, principle of common law, regulation, statute, treaty, or requirement, including, but not limited to, any building zoning, fire, environmental, Tax, public health or safety law or code.

“Material Adverse Effect” means any change, event, effect, or development that (a) has a materially adverse effect on the financial condition in excess of $100,000 or operating results of the Business and the assets to be acquired pursuant to this Agreement, or (b) has a materially adverse effect on the ability of Seller to perform its obligations under this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change, event, effect, or development arising from or relating to (1) any change in United States or foreign economies in general, (2) any change in general business or economic conditions affecting the industry and/or markets in which the Business operates, (3) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets, (4) any changes in GAAP or other applicable accounting regulations, or (5) any actions taken (or omitted to be taken) at the request of Purchaser; (ii) any matters related to or caused by the announcement of this Agreement or the Ancillary Agreements or any of the transactions contemplated hereunder or thereunder or the effect of the public announcement of the transactions contemplated hereby on current or prospective customers of the Business; and (iii) any adverse change in or effect on the Business or the assets to be acquired pursuant to this Agreement that is cured by Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 10.

“Net Working Capital” means (a) accounts receivable (net of a reserve for doubtful accounts determined to be those customer accounts that remain unpaid for a period in excess of 90 days after invoice date, unless such customer’s accounts (i) have contractual terms in excess of 90 days and (ii) have paid outstanding invoices within such contractually extended terms), (b) less trade accounts payable and those accrued expenses set forth in Section 2.3(a)(ii) (excluding Retained Liabilities) of the Business, each as accrued in the Ordinary Course of Business, in conformity with GAAP.

3

“Ordinary Course of Business” means, with respect to Seller, an action which is:

(a) prudent, consistent with the past practices of Seller and taken in the ordinary course of the normal day-to-day operations of Seller;

(b) not required to be authorized by the directors, or Members of Seller; and

(c) similar in nature and magnitude to actions customarily taken without any authorization by the directors or Members of Seller in the ordinary course of the normal day-to-day operations of other prudent Persons that are in the same line of business as Seller.

“Person” means a natural person, sole proprietorship, corporation, limited liability company, firm, partnership, association, joint venture, trust, unincorporated organization, Governmental Authority or other entity, whether acting in an individual, fiduciary, or other capacity.

“Real Property” means all real property owned or leased by Seller and used in connection with the Business, including, without limitation, buildings, outside storage areas, silos, driveways, walkways, and parking areas thereon or thereof and all easements, improvements, and all appurtenances thereto, and the rights and privileges of Seller in all rights of way, licenses or easements.

“Release” has the same meaning as in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Seller Related Party” means and includes any of the following: all Members of Seller; the spouse of any such Person; any child, grandchild, parent or sibling of any such Person (without regard to whether such relationship was created by birth or adoption), or spouse of any such Person; and any entity in which any of the foregoing has a direct or indirect interest (except through ownership of less than five percent (5%) of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market).

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, employment, profits, use, alternative minimum, gross receipts, value added, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term includes (i) any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments and (ii) any liability for such amounts as a result of being a member of a consolidated, combined, unitary or affiliated group or of a contractual obligation to indemnify any other Person or other entity.

4

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party Software” means any off-the-shelf software program, utility, tool, or application, or any software program which was not developed at the specific request or direction of Seller.

“Verified Balance Sheets” means the unaudited balance sheets of Seller dated as of December 31, 2010, and the related unaudited statements of income and cash flows of Seller for the year then ended, and when completed, both (i) the audited balance sheet of Seller dated as of December 31, 2010, and the related audited statements of income and cash flows of Seller for the year then ended, and (ii) the audited balance sheet of Seller dated as of September 30, 2011, and the related audited statements of income and cash flows of Seller for the nine month period then ended.

5

In addition, the following terms have the respective meanings indicated in the sections of this Agreement listed below:

Defined Term	Section
Acquisition Proposal	7.6
Agreement	Preamble
Assignment and Assumption Agreement	8.11(e)
Assumed Contracts	2.3(a)(iii)
Assumed Liabilities	2.3(a)
Basket	11.3(b)
Benefit Plan	5.20
Bill of Sale	8.11(f)
Business	Recitals
Cap	11.3(b)
Cash Consideration	3.1(b)
Claims Notice	11.2(a)
Closing	4.1
Closing Date	4.1
Closing Date Working Capital	3.4(b)
Closing Date Working Capital Statement	3.4(b)
Closing Date Payment	3.1(b)
Controlled Group Member	5.20
Convertible Note	3.3(a)
Creditor Payments	3.1(d)
Deposit	3.1(a)
Differences	3.4(d)(ii)
Disclosure Supplement	7.5
Earnout Note	3.2(a)
Earnout Period	3.2(a)
Earnout Consideration	3.2(a)
Employment Agreements	8.6
Estimated Closing Working Capital	3.4(a)
Estimated Working Capital Statement	3.4(a)
Excluded Assets	2.2
Expiration Date	11.3(a)
Final Purchase Price	3.4(e)
Final Working Capital Schedule	3.4(d)(iii)
Fundamental Representations	11.3(a)
Indemnified Party	11.2(a)
Indemnifying Party	11.2(a)
Independent Auditors	3.4(d)(ii)
Initial Purchase Price	3.1(b)
Initial Working Capital Adjustment	3.4(a)
Interpoint Division	3.2(a)
Interpoint Recurring Revenue	3.2(b)
Leased Real Property	5.4(a)
Liability Claim	11.2(a)
License Payment	3.2(c)
Losses	11.1(a)
Member	Preamble
Member Powers of Attorney	Recitals
New Monthly Financials	7.7
Notice of Disagreement	3.4(c)(ii)
Parent	Preamble
Parent Common Stock	3.3(a)
Payoff Letters	3.1(c)
Private Resolution Period	3.4(d)(i)
Purchased Assets	2.1
Purchaser	Preamble
Purchaser Indemnified Party	11.1(a)
Real Property Lease	5.4(a)
Registration Rights Agreement	3.3(b)
Resolved Objections	3.4(d)(i)
Restrictive Covenant Agreement	8.11(g)
Retained Liabilities	2.3(b)
Review Period	3.4(c)(i)
Seller	Preamble
Seller Indemnified Party	11.1(b)
Seller Representative	13.1(a)
Settlement Date	3.4(d)(iii)
Specified Seller Liabilities	3.1(d)
Statement of Claims	3.4(d)(ii)
Streamline Health Recurring Revenue	3.2(b)
Target Working Capital	3.4(a)
Termination Date	10.1(b)